                   CONVERTIBLE SECURITIES SUBSCRIPTION AGREEMENT

     This Convertible Securities Subscription Agreement (the "Agreement") dated as of February 6, 1998, has been executed by the undersigned (the "Subscriber") in connection with the sale of Convertible Subordinated Debentures due February 6, 2003 (the "Debentures"), of Ross Systems, Inc., a California corporation (the "Company"), convertible into shares of Common Stock, no par value (the "Common Stock"), of the Company. The Company is offering an aggregate amount of up to $10,000,000 of Debentures at an aggregate price of up to $10,000,000 (the "Financing"). The issuance, sale and purchase of an aggregate of $6,000,000 of the Debentures shall take place in the first closing (the "First Closing") and up to an aggregate of $4,000,000 of the Debentures shall take place upon the satisfaction of certain conditions (the "Second Closing"). The form of the Debentures, including the terms on which the Debentures may be converted into Common Stock, is attached hereto as Exhibit A. The solicitation of this Agreement and, if accepted by the Company, the offer and sale of Debentures, are being made in reliance upon the provisions of Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933, as amended (the "Securities Act"). The Debentures and the Common Stock issuable upon conversion thereof and issuable in payment of interest thereunder are sometimes collectively referred to in this Agreement as the "Securities." The Common Stock issuable upon conversion of and in payment of interest under the Debentures is sometimes referred to as the "Underlying Stock." In consideration of the mutual promises, representations, warranties and conditions set forth herein, and intending to be legally bound hereby, the Company and the Subscriber agree as follows:

1.   AGREEMENT TO SUBSCRIBE; THE SUBSCRIBER

     1.1. PURCHASE AND ISSUANCE OF DEBENTURES. Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for the principal amount of Debentures and at the aggregate purchase price set forth in Section 14 on the signature page hereto.
            Subject to the satisfaction (or waiver) of the conditions thereto set forth in each of Section 1.4 and 1.5 below (i) at the First Closing, the Company shall issue and sell to the Subscriber and the Subscriber shall purchase from the Company the principal amount of Debentures for the purchase price set forth in Section 14 as the "First Closing Amount"; and (ii) at the Second Closing, the Company shall issue and sell to the Subscriber and the Subscriber shall purchase from the Company the principal amount of Debentures for the purchase price set forth in Section 14 as the "Second Closing Amount."

     1.2. CLOSING DATES. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Sections 1.4 and 1.5 below, the date and time of the issuance and sale of the Debentures pursuant to this Agreement (the "Closing Dates") shall be (i) in the case of the First Closing, February 6, 1998 (the "First Closing Date") and
            (ii) in the case of the Second Closing, five (5) business days following expiration of the Second Closing Waiting Period (defined in Section 1.5B below) upon



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            satisfaction (or waiver) of the conditions to such closing set forth in Sections 1.4 and 1.5 below (subject, in each case, to a two (2) business day grace period at either party's option), or, in each case, such other mutually agreed upon time.

     1.3. THE CLOSINGS. On each Closing Date, the Subscriber shall cause the purchase price for the Debentures being purchased on that Closing Date to be delivered to the escrow agent as provided in that Escrow Agreement attached as Exhibit B hereto (the "Escrow Agreement"), and the Company shall cause the Debentures subscribed for hereby with respect to that Closing Date to be executed, issued and delivered to the escrow agent as provided in the Escrow Agreement. Upon satisfaction of all relevant closing conditions as set forth herein, the Escrow Agent shall be instructed to release the purchase price to the Company and the Debentures to the Subscriber, all as more particularly described in the Escrow Agreement.

     1.4. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO SELL THE DEBENTURES. The obligation hereunder of the Company to issue and/or sell the Debentures to the Subscriber is subject to the satisfaction, at or before each Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

            (a) ACCURACY OF THE SUBSCRIBER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Subscriber shall be true and correct as of the date when made and in all material respects as of each Closing Date as though made at each such time.

            (b) PERFORMANCE BY THE SUBSCRIBER. The Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Subscriber at or prior to that Closing.

            (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated hereby.

     1.5. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SUBSCRIBER TO PURCHASE THE DEBENTURES.

     1.5A CONDITIONS TO EACH CLOSING. The obligation of the Subscriber hereunder to acquire and pay for the Debentures is subject to the satisfaction, at or before each Closing, of each of the following conditions. Each of these conditions is for

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            Subscriber's sole benefit and may be waived by Subscriber at any time in its sole discretion.

            (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct as of the date when made and in all material respects as of the Closing Date as though made at each such time.

            (b) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

            (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely effects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated hereby.

            (d) ADVERSE CHANGES. For the period from June 30, 1997 until the Closing, except as publicly disclosed since June 30, 1997 in Company press releases or Exchange Act filings issued or made prior to or on the date of the First Closing as listed on Schedule 1.5(d) ("Prior Public Disclosures"), no event shall have occurred or be threatened to occur which has had or is likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. The Company shall have received and delivered to the Subscriber
                    (i) the consent of all applicable lenders to the issuance of the Debentures, (ii) the Subordination Agreement by and between the Company and Coast Business Credit in form and substance as set forth as Schedule 1.5A(d) hereto and (ii) the waiver of any and all pending events of default (or pending events which with lapse of time or notice or both would constitute an event of default) thereunder.

            (e) NO SUSPENSION OF TRADING IN OR DELISTING OF COMMON STOCK. The trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq Stock Market; the Common Stock shall not have been delisted from the Nasdaq Stock Market; and trading in securities generally on the Nasdaq shall not have been suspended or limited.

            (f) LEGAL OPINION. The Company shall have delivered to the Subscriber opinions of Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, in form and substance reasonably satisfactory to the Subscriber.

            (g) OFFICER'S CERTIFICATE. The Company shall have delivered to the Subscriber (i) a certificate in form and substance reasonably satisfactory to the Subscriber, executed by an executive officer of the Company, to the effect that all the conditions to the Closing shall have been satisfied; and
                    (ii) a certificate in form and substance reasonably satisfactory to the Subscriber, executed by the Secretary of the Company, providing certified copies of all Board resolutions authorizing the transactions contemplated by this Agreement and of the Company's Articles of Incorporation and By-laws as contemplated by Section 3.7 below.

            (h) REGISTRATION RIGHTS AGREEMENT. The Company and the Subscriber shall have entered into the Registration Rights Agreement contemplated by Section 5.1.

     1.5B OTHER CONDITIONS TO SECOND CLOSING. In addition to the foregoing conditions precedent to the obligation of the Subscriber to purchase the Debentures, with respect to the Second Closing, there shall have elapsed 120 days from the First Closing Date (the "Second Closing Waiting Period") and each of the following conditions shall have been satisfied. Each of these conditions is for Subscriber's sole benefit and may be waived by Subscriber at the expiration of the Second Closing Waiting Period.

            (a) ABSENCE OF NASDAQ DELISTING NOTIFICATION. There shall have been no notice issued by Nasdaq to the Company during the Second Closing Waiting Period, which remains outstanding, to the effect that because of non-compliance with Nasdaq listing requirements, the Company's Common Stock may be subject to delisting;

            (b) NO EXCESS NET LOSSES. The Company has not experienced a net loss in respect of each of the Company's second and third quarters of its 1998 fiscal year in excess of $2,000,000, as reflected in the Company's Form 10-Qs for each such quarter;

            (c) STABLE CLOSING BID PRICE. For the thirty days preceding the expiration of the Second Closing Waiting Period, the closing bid price for the Company's Common Stock as reported by the Bloomberg System is not below $2.00 for any four consecutive trading days; and

            (d) EFFECTIVENESS OF INITIAL REGISTRATION STATEMENT. The registration statement(s) filed by the Company pursuant to
                    Section 2 of the Registration Rights Agreement contemplated by Section 5.1 below and covering the resale of the Registrable Securities (as defined in the Registration Rights Agreement) underlying the Debentures issued at the First Closing shall be effective and no stop order shall have been issued in respect thereof.

2.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER

     The Subscriber represents and warrants to the Company that:

     2.1. NO GOVERNMENT RECOMMENDATION OR APPROVAL. The Subscriber understands that no United States federal or state agency or similar agency of any other country, has passed upon or made any recommendation or endorsement of the Company or the offering of the Securities.

     2.2. INTENT. The Subscriber is purchasing the Securities for its own account and not with a view towards distribution and the Subscriber has no present arrangement to sell the Debentures or the Underlying Stock to or through any person or entity; provided, however, that by making the representation herein, the Subscriber does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition. The Subscriber understands that the Securities must be held indefinitely unless such Securities are subsequently registered under the Securities Act or an exemption from registration is available. The Subscriber has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

     2.3. SOPHISTICATED INVESTOR. The Subscriber is an accredited investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act ("Regulation D")), and Subscriber has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Subscriber acknowledges that the Securities are speculative and involve a high degree of risk.

     2.4. INDEPENDENT INVESTIGATION. The Subscriber, in making the decision to purchase the Securities subscribed for hereunder, has relied upon an investigation made by it and/or its representatives and has not relied on any information or representations made by third parties. The Subscriber acknowledges that the Company does not make any representation or warranty relating to (i) information contained in any analyst reports or (ii) the financial forecast prepared by the Company in December 1997 for fiscal year 1998, which have been provided to the Subscriber by or on behalf of the Company. Prior to the date hereof, the Subscriber has been furnished with and has reviewed the Company's latest proxy statement and Annual Report on Form 10-K sent to the Company's shareholders and all documents filed by the Company with the Securities and Exchange Commission (the "SEC") since June 30, 1995 pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding preliminary proxy statement filings (such documents are collectively referred to in this Agreement as the "Exchange Act Reports" and the Prior Public Disclosures). Subject to the foregoing, the Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the Offering and has received complete and satisfactory answers to all inquiries it has made with respect to the Company and the Securities. The Subscriber acknowledges the price and terms of the Securities offered hereby has been determined by negotiation based in part on the market price for the Common Stock, and does not necessarily bear any relationship to the assets, book value or potential performance of the Company or any other recognized criteria of value.

     2.5. AUTHORITY. This Agreement and the Registration Rights Agreement have been duly authorized and validly executed and delivered by the Subscriber and are each a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

     2.6. NO LEGAL ADVICE FROM COMPANY. The Subscriber acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Except for any statements or representations of the Company made in this Agreement and the legal opinion called for by Section 1.4 hereof, the Subscriber is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

     2.7. NO BROKERS. The Subscriber has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

     2.8. NOT AN AFFILIATE. The Subscriber is not an officer, director or "affiliate" (as that term is defined in Rule 405 of Securities Act) of the Company.

     2.9. RELIANCE ON REPRESENTATIONS AND WARRANTIES. The Subscriber understands that the Securities are being offered and sold to it in reliance on specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth in this Agreement in order to determine the applicability of such provisions.

     2.10. NO BROKER-DEALER. The Subscriber is not a registered broker dealer and is not engaged in the business of being a broker dealer.

3.   REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company represents and warrants to the Subscriber that:

     3.1 COMPANY STATUS. The Company has registered its Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of its Common Stock, and such Common Stock is currently listed, on the Nasdaq National Market System. The Company is eligible to use Form S-3 under the Securities Act for secondary offerings.

     3.2 CURRENT PUBLIC INFORMATION. The Exchange Act Reports are the only filings made by the Company since June 30, 1995 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

     3.3. NO DIRECTED SELLING EFFORTS OR GENERAL SOLICITATION IN REGARD TO THIS TRANSACTION. Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

     3.4. VALID ISSUANCE OF DEBENTURES AND CAPITAL STOCK. The Company has an authorized capitalization consisting of 27,000,000 shares of common stock, no par value, of which 25,000,000 are designated "Common Stock" and 2,000,000 are designated "Non-Voting Common Stock" and 5,000,000 shares of Preferred Stock, no par value. As of the date hereof, the Company has issued and outstanding 19,859,808 shares of Common Stock no shares of Non-Voting Common Stock and 107 shares of Preferred Stock, designated as Series E Preferred Stock, and there are no other outstanding shares of capital stock of the Company. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable. Except as set forth on SCHEDULE 3.4 hereto, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, or to transfer any equity securities of any kind owned by it. Prior to the Closing Date, the authorized capitalization shall include the Securities; upon issuance of the Securities, the Securities will be duly and validly issued, fully paid and non-assessable; the shares of Common Stock issuable upon conversion of or in payment of interest under the Debentures, when issued and delivered in accordance with the terms of the Debentures, will be duly and validly issued, fully paid and non-assessable; and the holders of outstanding capital stock of the Company are not and shall not be entitled to preemptive or other rights afforded by the Company to subscribe for the capital stock or other securities of the Company as a result of the sale of the Securities or the issuance of Common Stock pursuant to the terms of the Debentures. The Company will provide to the Subscriber within ten (10) days of the Closing Date a SCHEDULE 3.4 setting forth all agreements pursuant to which the Company has granted to any person the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person (the "Other Registration

            Rights"). The Company represents and warrants that such Other Registration Rights (i) do not conflict with the rights granted to the Subscriber pursuant to the Registration Rights Agreement between the Company and the Subscriber of even date herewith (the "Registration Rights Agreement") and (ii) do not provide the holders of the Other Registration Rights with the right to have their Company securities registered by the Company under the Securities Act pursuant to the Registration Rights Agreement.

     3.5. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of California and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries except as listed in
            SCHEDULE 3.5. Except as set forth on Schedule 3.5, each of the subsidiaries of the Company is a corporation duly organized and validly existing in good standing under the law of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and carry on its business as now being conducted. Except as set forth on Schedule 3.5, the Company and each such subsidiary, if any, is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries taken as a whole and/or any condition or situation which would prohibit or otherwise adversely interfere with the ability of the Company to enter into and perform its obligations under this Agreement, the Debentures and the Registration Rights Agreement.

     3.6. AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement and the Debentures by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been, and on the Closing Date the Registration Rights Agreement and the Debentures will be, duly executed and delivered by the Company and (iv) this Agreement constitutes, and upon execution, issuance and delivery thereof the Registration Rights Agreement and the Debentures shall be, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     3.7. CORPORATE DOCUMENTS. The Company has furnished or made available to the Subscriber true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws"), certified in each case by the Secretary of the Company.

     3.8. NO CONFLICTS. The execution, delivery and performance of this Agreement, including the conversion of the Debentures into the Common Stock of the Company, the Registration Rights Agreement and the Debentures by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Company's Certificate of Incorporation or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except in the case of this subparagraph (ii) for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Subscriber and not to the Company. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement or issue and sell the Securities in accordance with the terms hereof and thereof (other than any SEC, Nasdaq or state securities filings which may be required to be made by the Company subsequent to the Closing, and any registration statement which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying in part upon the accuracy of the relevant representations and agreements of the Subscriber herein.

     3.9. EXCHANGE ACT REPORTS. The Company has delivered or made available to the Subscriber true and complete copies of the Exchange Act Reports (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Subscriber any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the Exchange Act Reports complied (and as of its effective date, the Registration Statement for the Underlying Stock will comply) in all material respects with the requirements of the Exchange Act (or in the case of such Registration Statement, the Securities Act) and the rules and regulations of the SEC promulgated thereunder and other applicable federal, state and local laws, rules and regulations, and none of the Exchange Act Reports contained (and, as of its effective date, such Registration Statement will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included (or to be included) in the Exchange Act Reports and the Registration Statement comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been (or will be) prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
            (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present (or will fairly present) in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Subscriber contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are or were made, not misleading. The preceding sentence notwithstanding, the Company does not make any representation or warranty relating to (i) information contained in any analyst reports or (ii) the financial forecast prepared by the Company in December 1997 for fiscal year 1998, which have been provided to the Subscriber by or on behalf of the Company.

     3.10. NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, the date through which the most recent Quarterly Report of the Company on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the Exchange Act Reports, except as disclosed in the Prior Public Disclosures, no Material Adverse Effect has occurred or exists with respect to the Company and its subsidiaries taken as a whole.

     3.10A  NO VIOLATION OF CREDITOR COVENANTS.  Except as set forth in
            Schedule 3.10A, no event of default has occurred and is continuing (or event which with lapse of time or notice or both would constitute such an event) under any of the revolving credit facilities or other financing arrangements of the Company or its subsidiaries.

     3.11. NO UNDISCLOSED LIABILITIES. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Exchange Act Reports, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since September 30, 1997 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

     3.12. NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

     3.13. NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act or cause the offering of the Securities pursuant to this Agreement to be integrated with any prior offering(s) by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including without limitation, under the rules and regulations of the Nasdaq National Market System.

     3.14. NO BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Subscriber relating to this Agreement or the transactions contemplated hereby, except for dealings with Rochon Capital Group, Ltd., whose commissions and fees will be paid for by the Company.

     3.15. EFFECTIVENESS OF SEC FILINGS. The SEC has not issued any stop order or other order suspending the effectiveness of any registration involving the Company or its subsidiaries.

     3.16. NO MATERIAL LITIGATION PROCEEDINGS. Except as disclosed in the Exchange Act Reports, neither the Company nor any of its subsidiaries is a party to or the subject of any litigation, arbitration or other proceeding which if adversely determined would singly or in the aggregate have a Material Adverse Effect.

     3.17. INTELLECTUAL PROPERTY RIGHTS. To the knowledge of the Company, the Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, patents, patent rights, copyrights, inventions and trade secrets (collectively "Intellectual Property") necessary to conduct their respective businesses as now conducted, except to the extent that the failure to possess such rights or licenses to such Intellectual Property would not have a Material Adverse Effect. The Company has no knowledge of any infringement by the Company or its subsidiaries of any Intellectual Property rights of others, and there is no claim, action or proceeding pending or, to the Company's knowledge, threatened against, the Company or any of its subsidiaries regarding any Intellectual Property used by the Company in its business.

4.   COVENANTS OF THE SUBSCRIBER

     4.1. RESALES. The Subscriber shall not make any offers or sales of the Securities other than pursuant to a registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Subscriber will comply with applicable prospectus delivery requirements.

     4.2. LOW TRADES. The Subscriber covenants and agrees that it will not, directly or through any Affiliate, (i) create the lowest reported sales price on the Nasdaq National Market System for the Common Stock on any trading day or (ii) offer to sell shares of Common Stock at a price lower than the then prevailing bid price for the Common Stock on the Nasdaq National Market System. The Subscriber will not directly or indirectly engage in any activity that is intended to reduce the closing bid price for the Common Stock on the Nasdaq National Market System on any day that is within the period of thirty (30) trading days immediately prior to a Holder Conversion Date (as defined in the Debenture) for the Subscriber.

5.   COVENANTS OF THE COMPANY

     5.1. REGISTRATION RIGHTS. The Company will file and use its best efforts to cause to become effective, as promptly as possible a registration statement ("Registration Statement") on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering the resale of the Underlying Stock issuable on conversion of the Debentures issued and sold to Subscriber on the First Closing Date, in accordance with terms of the Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit C hereto, which the Company and the Subscriber shall enter into on the First Closing Date. The Company will file promptly after the Second Closing Date and use its best efforts to cause to become effective, as promptly thereafter as possible a Registration Statement covering the resale of the Underlying Stock issuable on conversion of the Debentures to be issued and sold to Subscriber on the Second Closing Date, all in accordance with the Registration Rights Agreement.

     5.2. RESERVATION OF COMMON STOCK. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Debentures; provided, however, that the number of shares so reserved shall at all times be at least two times the number of shares required to satisfy the conversion of the Debentures then outstanding. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to

                                      -12
            conversion of Debentures (provided that in no event shall the number of shares so reserved be less than the number required to satisfy the remaining conversion rights on the unconverted Debentures) and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions.

     5.3. LISTING OF UNDERLYING SHARES. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the Underlying Stock to be listed on the Nasdaq National Market System as promptly as possible but no later than the effective date of the Registration Statements referred to in Section 5.1. The Company further agrees, if the Company applies to have the Common Stock traded on any other principal stock exchange or market, it will include in such application the Underlying Stock and will take such other action as is necessary to cause the Underlying Stock to be listed on such other exchange or market as promptly as possible.

     5.4. EXCHANGE ACT REGISTRATION. The Company will cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said Act, and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act. The Company will take all action necessary to continue the listing and trading of its Common Stock on the Nasdaq National Market System and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Nasdaq National Market System.

     5.5. LEGENDS. The Underlying Stock and certificates evidencing the same shall at all times be free of legends (except as provided in Section 6.1 below), "stop transfers", "stock transfer restrictions" or other restrictions, upon the effectiveness of the Registration Statement.

     5.6. CORPORATE EXISTENCE. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

     5.7. RIGHT OF FIRST REFUSAL. The Company acknowledges that the right of first refusal granted by it to Rochon Capital Group, Ltd. by agreement dated January 22, 1998 (the "Rochon Agreement"), has been extended by Rochon Capital Group, Ltd. to each Subscriber in this Offering, granting the Subscribers exclusive first rights to participate as purchasers in any Subsequent Financing (as defined in the Rochon Agreement) to the extent of each Subscriber's participation in this Offering. The Company hereby consents to such participation by the Subscriber in any and all such Subsequent Financings pursuant to the terms of the Rochon Agreement.

     5.8. WITHHOLDING. It is the intent of the Company that the Debentures be treated as "registered obligations" under Section 871(h)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and that the interest payments thereon be treated as "portfolio interest" within the meaning of Section 871(h) of the Code. Assuming no changes in the current law applicable hereto, so long as the Subscriber (or any transferee thereof who is a "Holder" under the Debenture) complies with the requirements for exemption from taxation under the Code (including any compliance with any documentation requirements reasonably requested by the Company to establish and support such exemption) and the interest on the Debentures is not determined to be other than "portfolio interest", the Company agrees that it shall not withhold federal income taxes in respect of interest payments on the Debentures.

     5.9. FORM D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Subscriber promptly after such filing.

     5.10. FINANCIAL INFORMATION. The Company agrees to send to the Subscriber for so long as it holds any of the Debentures, (i) promptly after the filing thereof with the SEC, a copy of the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and notice of any registration statements or amendments filed pursuant to the Securities Act, and (ii) contemporaneously with the making available or giving thereof of the stockholders of the Company, copies of any notices, reports and other information made available or given to the stockholders of the Company generally.

6.   LEGENDS; SUBSEQUENT TRANSFER OF SECURITIES; DENOMINATIONS

     6.1. LEGEND. The Company will issue one or more Debentures in the name of the Subscriber and in such denominations to be specified by the Subscriber prior to (or from time to time subsequent to) Closing. The Debentures, and any shares of Common Stock issued upon conversion thereof or in payment of interest thereunder prior the effectiveness of the Registration Statement, will bear the following legend (the "Legend"):

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

     Following the effectiveness of the Registration Statement, the Company will promptly instruct its transfer agent, upon surrender of the Debentures for conversion and/or Underlying Stock, to remove the Legend from any of the Underlying Stock. In addition, and if applicable, the Company shall reissue certificates representing the Underlying Stock without the legend set forth above at such time as (i) the Holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act or (ii) the Securities are sold to a purchaser or purchasers in a transaction exempt from registration under the Securities Act, as evidenced by an opinion of counsel to the transferor delivered to and reasonably satisfactory to the Company.

     6.2. NO OTHER LEGEND OR STOCK TRANSFER INSTRUCTIONS. No legend has been or shall be placed on the share certificates representing the Securities and no stock transfer instructions have been or shall be given to the Company's transfer agent with respect thereto other than as set forth in this Section 6.

     6.3. SUBSCRIBER'S COMPLIANCE. Nothing in this section shall affect in any way the Subscriber's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

     6.4. OTHER RESTRICTIONS ON TRANSFER. The Subscriber shall not transfer the Debentures to any party not constituting an affiliate of Subscriber without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

7.   GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law. The Company and Subscriber hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. To the extent permitted by applicable law, the Company and Subscriber consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to such party at its address set forth in this Agreement (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement.

8.   ASSIGNMENT, ENTIRE AGREEMENT; AMENDMENT

     8.1. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Debentures. Except in connection with the Company's currently contemplated and shareholder approved reincorporation in Delaware, the Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of two-thirds (2/3) of the Debentures then outstanding. The Subscriber may assign some or all of its rights hereunder to affiliates of the Subscriber without the consent of the Company, and to others with the consent of the Company; provided, however, that any such assignment shall not release the Subscriber from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

     8.2. ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Debentures, the Registration Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.   PUBLICITY

     The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Subscriber without its express written consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Except as may be required by law, the Company and the Subscribers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the relationship between the Company and the Subscribers and shall not issue any such press release or make any such public statement prior to such consultation.

10.  NOTICES, ETC.; EXPENSES; INDEMNITY

     10.1. NOTICES. Any notice, demand or request required or permitted to be given by either the Company or any Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or by facsimile, with a hard copy to follow by two day courier addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing. Copies of all notices to each Subscriber shall be sent to its designee or representative.

     10.2. COSTS AND EXPENSES. The Company shall be responsible for the Subscribers' costs and expenses, due and payable at Closing, (including legal fees and expenses for one counsel for the Subscribers) incurred in entering into this Agreement and the transactions contemplated hereby and in conducting a due diligence examination in connection with the transactions contemplated hereby, but not to exceed $25,000 in the aggregate for all Subscribers.

     10.3. INDEMNIFICATION. Each party shall indemnify the other against any loss, cost or damages (including reasonable attorney's fees and expenses) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

11.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

12.  SURVIVAL; SEVERABILITY

     The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing notwithstanding any due diligence investigation conducted by or on behalf of the Subscriber. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

13.  TITLES AND SUBTITLES

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.  AMOUNT

     The undersigned hereby subscribes for U.S. $______________ in principal amount of Debentures for the First Closing (the "First Closing Amount") and for U.S. $__________ in principal amount of Debentures for the Second Closing (the "Second Closing Amount").

                                 Name of the Subscriber:________________________

                                 Address:_______________________________________

                                 Telephone:_____________________________________

                                 Fax:___________________________________________

                                 Date of Subscription:  ________________________

                                 Signature:_____________________________________
                                              Name:              Title:

                                 Place of Execution:____________________________

                                 Place of Organization or Citizenship:__________

                                 Place of Residency
                                 and/or Principal Place of Business:____________

                                 Copies of Notice to be sent to:
                                 _______________________________________________
                                 _______________________________________________
                                 _______________________________________________
                                 _______________________________________________
                                 _______________________________________________

THIS SUBSCRIPTION IS ACCEPTED BY THE COMPANY ON THE 6th DAY OF
FEBRUARY, 1998.

                                 ROSS SYSTEMS, INC.



                                 By:________________________________________

                                 Print Name:
                                 Its:

                                 Two Concourse Parkway, Suite 800
                                 Atlanta, Georgia  30328
                                 Telephone:  770/351-9600
                                 Fax:

                                 Copies of Notices to be sent to:
                                 ___________________________________________
                                 ___________________________________________
                                 ___________________________________________
                                 ___________________________________________
                                 ___________________________________________

                                SCHEDULE 1.5 (d)
                            PRIOR PUBLIC DISCLOSURES
                              SINCE JUNE 30, 1997


     Date Filed                                                Description
-----------------------         ------------------------------------------------------------------------

EXCHANGE ACT FILINGS:

August 19, 1997                 Form 8-K: Earnings release for the fourth quarter of fiscal 1997
September 29, 1997              Form 10-K: Annual report for the fiscal year ended June 30, 1997
October 8, 1997                 Form 14A: Definitive Proxy Statement & Notice of Shareholder Meeting
November 14, 1997               Form 10-Q: Quarterly report for the quarter ended September 30, 1997
January 28, 1998                Form 8-K: Earnings release for the second quarter of fiscal 1998

PRESS RELEASES:

July 1, 1997                    Ross Systems, Inc. Announces $500,000 in Contracts
July 1, 1997                    Ross Systems, Inc. Announces $2.1 Million in Process
                                           Manufacturing Agreements
July 3, 1997                    Ross Systems Appoints Professional Services Vice-President
July 7, 1997                    Stan F. Stoudenmire Joins Ross Systems as CFO
July 7, 1997                    Ross Systems and Dragoco Sign Key Accord
July 7, 1997                    Ross Systems Reports Progress in the Process
                                           Manufacturing Market
July 28, 1997                   Ross Systems Announces Increased Demand for
                                           Renaissance CS on Windows NT
August 4, 1997                  Ross Systems, Inc. Announces $850,000 in Spanish Agreements
August 5, 1997                  Ross Systems Acquires Software Applications for
                                           Enhanced Supply Chain Capabilities
August 7, 1997                  Ross Systems, Inc. Announces $1.6 Million Agreement
August 8, 1997                  Ross Systems, Inc. Announces $1.4 Million Agreement
August 18, 1997                 Ross Systems, Inc. Discusses Fourth Quarter Revenues
August 21, 1997                 Ross Systems Announces Year End Results
August 27, 1997                 Ross Systems, Inc. Announces $750,000 in New Contracts
August 28, 1997                 Ross Systems, Inc. Expands Agreement with Mental Health &
                                           Mental Retardation Authority
September 10, 1997              Ross Systems Announces First Joint Integration of
                                           Renaissance CS and FRx
September 17, 1997              Gorges Quick to Fix Foods - Quick to Implement Ross Systems'
                                           Renaissance CS
September 24, 1997              Ross Systems, Inc. Announces New Agreements
September 29, 1997              Ross Systems, Inc. Names William Goodhew to Board of Directors


                                SCHEDULE 1.5 (d)
                            PRIOR PUBLIC DISCLOSURES
                              SINCE JUNE 30, 1997


     Date Filed                                                Description
-----------------------         ------------------------------------------------------------------------
September 30, 1997              Ross Systems, Inc. Announces $840,000 in New Contracts
October 2, 1997                 Ross Systems Announces $1,250,000 in International Agreements
October 2, 1997                 Ross Systems Announces New Agreements valued at $830,000
October 23, 1997                Ross Systems Reports 1st Quarter Results
November 20, 1997               Ross Systems Announces New Agreements Valued at $940,000
November 21, 1997               Ross Systems, Inc. Announces $490,000 in New Contracts
December 1, 1997                Ross Systems, Inc. Announces $525,000 in New Contracts
December 2, 1997                Ross Systems, Inc. Announces $400,000 in New Agreements
December 2, 1997                Ross Systems Appoints Ramsay Vice President, Canadian Sales
December 2, 1997                Ross Systems Taps Austin to Head Western U.S. Sales Region
December 9, 1997                Ross Systems, Inc. Selected by Nucor Steel
December 11, 1997               Ross Systems Selected by Eastern Foods
December 11, 1997               Ross Systems, Inc. Selected by Sunnybrook Hospital
December 16, 1997               Nucor Steel Describes New ERP System from Ross Systems as
                                          a Key Business Strategy
December 18, 1997               Geo Specialty Chemicals Completes Rapid ERP Implementation
                                          in Less Than Four Months
December 22, 1997               Ross Systems, Inc. Announces $475,000 in New Contracts
December 22, 1997               Ross Systems Selected by Eurocan Pulp & Paper
December 22, 1997               Ross Systems Announces General Availability of
                                          Renaissance Classic Release 7.0
December 22, 1997               Ross Systems, Inc. Announces New Sales
January 5, 1998                 Ross Systems Announces Energy Sector Win
January 5, 1998                 Ross Systems Selected by Charter Steel
January 5, 1998                 Ross Systems Announces International Agreements
January 5, 1998                 Ross Systems Announces $800,000 in Agreements
January 6, 1998                 Ross Systems Acquires Business Partner
January 12, 1998                The Power Group Wraps Up Fast-Track Implementation
                                          in Three Months
January 15, 1998                Ross Systems Announces New Win in Georgia
January 26, 1998                Ross Systems Announces 2nd Quarter Results
January 29, 1998                Ross Systems Announces New Agreements

                                SCHEDULE 1.5A(d)

COAST


                          DEBT SUBORDINATION AGREEMENT

BORROWER:     ROSS SYSTEMS, INC.

CREDITOR:
              ----------------------------

DATE:         FEBRUARY 6, 1998

THIS DEBT SUBORDINATION AGREEMENT is executed by the above-named Creditor ("Creditor") in favor of Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), whose address is 12121 Wilshire Blvd., Los Angeles, California, with respect to the above-named Borrower ("Borrower"). In order to induce Coast to extend or continue to extend financing to the Borrower (but without obligation on Coast's part to do so), the Creditor hereby agrees as follows:

  1. SUBORDINATION OF DEBT. Creditor hereby subordinates payment by the Borrower of and and all indebtedness, liabilities, guarantees and other obligations of the Borrower to Creditor, now existing or hereafter arising (collectively, the "Subordinated Debt"), to the payment to Coast, in full in cash, of all indebtedness, liabilities, guarantees and other obligations of the Borrower to Coast, now existing or hereafter arising (including without limitation any interest, charges and other sums accruing after the filing of a petition by or against Borrower under the Bankruptcy Code) (the "Coast Debt"). Creditor represents and warrants that the Subordinated Debt includes without limitation the following:

THAT CERTAIN CONVERTIBLE SUBORDINATED DEBENTURE DUE FEBRUARY 6, 2003 IN THE ORIGINAL PRINCIPAL AMOUNT OF $_______________, WHICH HAS A PRESENT UNPAID PRINCIPAL BALANCE OF $_______________ THE "DEBENTURE").

Creditor represents and warrants that it has not transferred or assigned the Subordinated Debt or given any other subordination agreement in respect thereof, and that it will not do so without prior written notice to Coast and without making such transfer or assignment or subordination expressly subject to this Agreement. Creditor agrees not to ask for, demand, sue for, take or receive all or any part of the Subordinated Debt nor any security therefor unless and until all of the Coast Debt has been paid and performed in full, in cash; provided that, so long as no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default under any present or future document, instrument or agreement evidencing, securing or relating to the Coast Debt, both before and after giving effect to the following payments. Subordinated Creditor may accept payment of the following amounts on the Subordinated Debt:

  PAYMENT OF ACCRUED INTEREST.

Creditor further agrees that upon any distribution of the assets or readjustment of the indebtedness of the Borrower whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Subordinated Debt, or the application of the assets of the Borrower to the payment or liquidation thereof, Coast shall be entitled to receive payment in full in cash of all of the Coast Debt prior to the payment of all or any part of the Subordinated Debt, and in order to enable Coast to enforce its rights hereunder in any such action or proceeding, Coast is hereby irrevocably authorized and empowered in its discretion (but without any obligation on its part) to make and present for and on behalf of Creditor such proofs of claim against the Borrower on account of the Subordinated Debt as Coast may deem expedient or proper and to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of the Coast Debt. Creditor further agrees to execute and deliver to Coast such assignments or other instruments as may be required by Coast in order to enable Coast to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Subordinated Debt. Creditor shall endorse all notes and other written evidence of the Subordinated Debt with a statement that they are subordinated to the Coast Debt pursuant to the terms of this Agreement, in such form as Coast shall require, and Creditor will exhibit the originals of such notes and other written evidence of the Subordinated Debt to Coast so that Coast can confirm that such endorsement has been made, but this Subordination Agreement shall be fully effective, even if no such endorsement is made.

  COAST BUSINESS CREDIT                             SUBORDINATION AGREEMENT
------------------------------------------------------------------------------


  2. MODIFICATIONS TO COAST DEBT; WAIVERS. Until Coast have received payment in full of all Coast Debt, the Creditor agrees that, in addition to any other rights that Coast may have at law or in equity, Coast may at any time, and from time to time, without the Creditor's consent and without notice to the Creditor, renew, extend or increase any of the Coast Debt or that of any other person at any time directly or indirectly liable for the payment of any Coast Debt, accept partial payments of the Coast Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Coast Debt, make loans or advances to the Borrower secured in whole or in part by the any present or future assets securing any or all of the Coast Debt
(the "Collateral") or refrain from making any loans or advances to the Borrower, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Coast Debt or any present or future instrument, document or agreement between Coast and the Borrower, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any Collateral, and take any other action or omit to take any other action with respect to the Coast Debt or the Collateral as Coast deems necessary or advisable in Coast's sole discretion. The Creditor waives any right to require Coast to marshal any assets in favor of the Creditor or against or in payment of any or all of the Coast Debt. Creditor further waives any defense arising by reason of any claim or defense based upon an election of remedies by Coast which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes the Creditor's subrogation rights, rights to proceed against the Borrower for reimbursement, and/or any other rights of the Creditor. In the event of any financing of the Borrower by Coast during any bankruptcy, arrangement, or reorganization of the Borrower, the Creditor agrees that the term "Coast Debt" shall include without limitation all indebtedness, liabilities and obligations incurred in any such proceeding, and the Subordinated Debt shall continue to remain subordinate to the Coast Debt, and the Creditor agrees to take such actions and execute such documents in such proceedings as may be required in order to continue such subordination.

3. DEFAULT.*

  *THE CREDITOR SHALL PROMPTLY GIVE COAST WRITTEN NOTICE OF ANY DEFAULT OR EVENT OF DEFAULT UNDER ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, SECURING OR RELATING TO ANY OF THE SUBORDINATED DEBT. UNLESS WITHIN TEN (10) DAYS OF SUCH NOTICE COAST GIVES CREDITOR A WRITTEN NOTICE TO THE CONTRARY SIGNED BY COAST, CREDITOR MAY PROCEED TO ENFORCE THE FOLLOWING AND ONLY THE FOLLOWING RIGHTS UNDER THE DEBENTURE: (i) THE RIGHT TO CONVERT THE DEBENTURE INTO COMMON STOCK OF THE BORROWER; (ii) THE RIGHT TO PARTICIPATE IN A PARAGRAPH 5 TRANSACTION (AS DEFINED IN THE DEBENTURE), (iii) THE RIGHT TO OBTAIN AN ADJUSTMENT TO ITS CONVERSION RIGHTS AS PROVIDED IN THE DEBENTURE,
(iv) THE RIGHT TO REQUIRE SHAREHOLDER APPROVAL AS REQUIRED UNDER PARAGRAPH 14(b) OF THE DEBENTURE, AND (v) THE RIGHT TO OBTAIN REPLACEMENT DEBENTURES AS PROVIDED IN THE DEBENTURE; PROVIDED THAT NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RIGHTS IN CLAUSES (i) THROUGH (v) ABOVE SHALL NOT INCLUDE ANY RIGHT TO HAVE ANY DEBENTURE REDEEMED OR TO ACCEPT ANY PAYMENT WITH RESPECT TO ANY DEBENTURE. EXCEPT AS EXPRESSLY PERMITTED BY THE FOREGOING SENTENCE, UNTIL THE COAST DEBT HAS BEEN PAID AND PERFORMED IN FULL, THE CREDITOR SHALL NOT EXERCISE ANY RIGHTS OR REMEDIES WITH RESPECT TO THE SUBORDINATED DEBT, JUDICIALLY OR NON-JUDICIALLY, OR ATTEMPT TO DO ANY OF THE FOREGOING.

  4. NO COMMITMENT. It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by Coast to continue financing arrangements with the Borrower and that Coast may terminate such arrangements at any time, in accordance with Coast's agreements with the Borrower.

  5. NO CONTEST. Creditor agrees not to contest the validity, perfection, priority or enforceability of Coast' security interest in the Collateral or the Coast Debt.

  6. FINANCIAL CONDITION OF BORROWER. The Creditor is presently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Coast Debt and the Subordinated Debt. The Creditor covenants that it will continue to keep itself informed as to the Borrower's financial condition and all other circumstances which bear upon the risk of non-payment of the Coast Debt and the Subordinated Debt. The Creditor waives any right to require Coast to disclose to it any information which Coast may now or hereafter acquire concerning the Borrower.

  7. REVIVOR. If, after payment of the Coast Debt, the Borrower thereafter becomes liable to Coast on account of the Coast Debt, as a result of any payment made on the Coast Debt for any reason being returned by Coast or being reversed, set aside, or recovered by the Borrower or any trustee or assignee for the Borrower, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Coast Debt, without the necessity of any further act or agreement between Coast and the Creditor.

  8. GENERAL. The Creditor agrees, upon Coast's request, to execute all such documents and instruments and take all such actions as Coast shall deem necessary or advisable in order to carry out the purposes of this Agreement. The word "indebtedness" is used in this agreement in its most comprehensive sense and includes without limitation any and all present and future loans, advances, credit, debts, obligations, liabilities, representations, warranties, and guarantees, of any kind and nature, absolute or contingent, liquidated or unliquidated, and individual or joint. Creditor represents and warrants that it has not heretofore

  COAST BUSINESS CREDIT                             SUBORDINATION AGREEMENT
------------------------------------------------------------------------------

transferred or assigned the Subordinated Debt, and that it will not do so without prior written notice to Coast and without making such transfer or assignment expressly subject to this Agreement. This Agreement is solely for the benefit of Coast and Coast's successors and assigns, and neither the Borrower nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. All of Coast's rights and remedies hereunder and under applicable law are cumulative and not exclusive. This Agreement sets forth in full the terms of agreement between the parties with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Coast and the Creditor. The Creditor agrees to reimburse Coast, upon demand, for all costs and expenses (including reasonable attorneys' fees) incurred by Coast in enforcing this Agreement against Creditor, whether or not suit be brought. In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys fees) from the non-prevailing party. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. As a material part of the consideration to the parties for entering into this Agreement, each party (i) agrees that all actions and proceedings based upon, arising out of or relating in any way directly or indirectly to, this Agreement shall be litigated exclusively in courts located within Los Angeles County, California, (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery, first-class mail, or any other method permitted by law, and (iii) waives any and all rights to transfer or change the venue of any such action or proceeding to any court located outside Los Angeles County, California. This Agreement shall be binding upon the Creditor and its successors and assigns and shall inure to the benefit of Coast and Coast's successors and assigns.

  9. MUTUAL WAIVER OF JURY TRIAL. Creditor and Coast each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to: (i) this Agreement; or (ii) any other present or future instrument or agreement between Creditor and Coast; or (iii) any conduct, acts or omissions of Creditor or Coast or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Creditor or Coast; in each of the foregoing cases, whether sounding in contract or tort or otherwise.

"CREDITOR."



--------------------------------------------
By:


  CONSENT AND AGREEMENT OF BORROWER

  The undersigned Borrower hereby approves of, agrees to and consents to all of the terms and provisions of the foregoing Subordination Agreement and agrees to be bound thereby and further agrees that any default or event of default by the Borrower under any present or future instrument or agreement between the Borrower and the Creditor shall constitute an immediate default and event of default under all present and future instruments and agreements between the Borrower and Coast. Borrower further agrees that, at any time and from time to time, the foregoing Agreement may be altered, modified or amended by Coast and the Creditor without notice to or the consent of Borrower.


BORROWER:

    ROSS SYSTEMS, INC.


    By
      -------------------------------
        President or Vice President



    ACCEPTED:

    COAST:

        COAST BUSINESS CREDIT



        By
          ---------------------------
        Title
             ------------------------

-1

                                  SCHEDULE 3.4
             OUTSTANDING STOCK, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES,
                            OTHER CAPITAL STOCK ITEMS,
                          AND OTHER REGISTRATION RIGHTS
                             AS OF FEBRUARY 6, 1998



1.  Outstanding shares of common stock                               19,859,808

2.  Outstanding redeemable preferred stock:
         Series E - held by Fletcher International Ltd.
         convertible into 283,872 shares of common stock                    107
3.  Outstanding common stock warrants:
         Price - fixed at $5.576 per share                              400,000
         Price - variable at $3.447 per share on 12/31/97               640,000

4.  Outstanding options to purchase common stock issued under
         the Company's stock option plans (as of 12/31/97)            1,714,169

5.  Shares available to be granted under the Company's
         current stock option plan (900,000 shares authorized)          669,350

6.  Shares available to be issued to the Company's employees
         under the Company's Employee Stock Purchase Plan                88,317

7.  The Company has an obligation to issue additional shares of its Common Stock (the "Adjusted Shares") pursuant to
         its acquisition of Bizware Corporation                         156,732

8.  The Company has an obligation to register 50% of the shares of Common Stock issued pursuant to its acquisition of
         Bizware Corporation (including 50% of the Adjusted Shares)     351,450

                                  SCHEDULE 3.5
                              LIST OF SUBSIDIARIES
                             AS OF FEBRUARY 6, 1998


Ross Systems, Inc. (Ross Systems, Inc. is currently not in good standing in the Commonwealth of Massachusetts)

          Ross Systems Computer Software B.V.
              Ross Systems Nederland B.V. (Netherlands office)
              Ross Systems Europe N.V. (Belgium office)

          Ross Systems France S.A. (France office)

          Ross Systems Deutschland GmbH (Germany office)

          Ross Data Canada, Ltd. (Toronto office)

          Ross Systems Iberica (Spain/Portugal office)

          Ross Systems Servicios Integrados (Spanish entity)

          Ross Systems (UK), Ltd. (UK offices)
              Pioneer Computer Systems, Ltd. (dormant company)
              Pioneer Software International, Ltd. (dormant company) Ross Systems, Ltd. (dormant company)

          Virtual Discorp (Domestic International Sales Corporation - for tax purposes)

          Ross Systems Sales Corporation (Foreign Sales Corporation - for tax purposes)

          Cardinal Data Corporation (dormant company)
              (This entity is currently not in good standing in the Commonwealth of Massachusetts. The Company is in the process of dissolving this dormant entity)

          Pioneer Software, Inc. (dormant company)

          Bizware Corporation

                                SCHEDULE 3.10A
                        VIOLATION OF CREDITOR COVENANTS
                               FEBRUARY 6, 1998



                                     NONE